EX-99(h)(iv)

GRAYSCALE FUNDS TRUST
SUBLICENSE AGREEMENT

This Sublicense Agreement (“Agreement”) is made as of August 20, 2024, by and between Grayscale Advisors, LLC, a Delaware limited liability company (the “Adviser”), and the Grayscale Funds Trust (“Licensee” or “Trust”), a Delaware statutory trust, on behalf of certain exchange-traded fund series of the Trust identified on Exhibit A, as it may be amended from time to time (the “Funds” or “Products”).

WHEREAS, the Adviser, through certain license agreements (each, a “License Agreement”) with index providers (each an “Index Provider and together the “Index Providers”), has the right (“License”) to sublicense certain indexes, trademarks, and service marks (the “Indexes and Marks”), for use in connection with the Products; and

WHEREAS, Licensee desires to use the Indexes and Marks in connection with the registration, operation and distribution of the Products and the Adviser is willing to grant Licensee a sublicense for such use.

NOW, THEREFORE, in consideration of the premises and the mutual promises hereinafter set forth, and for good and valuable consideration set forth in the Agreement, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. GRANT OF LICENSE. The Adviser grants Licensee an exclusive, non-transferable, non-sublicensable, non-assignable, royalty-free right and license to use and refer to the Indexes and Marks in connection with the creation, operation, registration, issuance, trading, and marketing of the Products pursuant to the terms and conditions of this Agreement.

2. OWNERSHIP AND VALIDITY.  Licensee acknowledges Index Providers’ ownership of the entire right, title and interest in and to the Indexes and Marks and Licensee’s use shall inure to the sole benefit of the applicable Index Provider.

3. OBLIGATION.  Licensee acknowledges the applicable License Agreement for each Index and Mark and agrees to be bound by the provisions thereto other than the obligations to pay fees, which shall be paid by the Adviser.  Licensee agrees to use the same standard of care with respect to the Indexes and Marks as required of the Adviser under the Licenses in dealing with the Indexes and Marks.

4. TERM.  This Agreement shall become effective upon the execution of this Agreement by both parties and remain in effect unless terminated by either party as provided herein.

5. TERMINATION.  This Agreement shall terminate with respect to a particular Index or Mark if:  (a) the applicable License Agreement with respect to the Index or Mark expires or terminates; (b) the Adviser or one of its affiliates or successors ceases to exercise investment discretion over the applicable Product in its capacity as investment adviser, manager, trustee or other comparable capacity; or (c) the Trust terminates the Product relating to such Index or Mark.  The Adviser shall promptly notify the Licensee of the occurrence of an event described in Section 5(a) hereof.  Upon termination of this Agreement with respect to such Index or Mark, the Licensee’s right to use the Index or Mark shall terminate consistent with the termination provisions of the applicable License Agreement.

6. ENTIRE AGREEMENT. This Agreement sets forth the entire Agreement and the understanding between the parties.  No modification or amendment of this Agreement shall be valid or binding unless made in writing and signed on behalf of the parties by their duly authorized officers or representatives.

7. EXECUTION. This Agreement may be executed simultaneously, or by facsimile or electronic form with any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

8. GENERAL PROVISIONS.

(a) A party may not assign this Agreement and/or any of its rights and/or obligations hereunder, except to an affiliate or successor in interest, without the prior written consent of the other party, and any attempted assignment by a party requiring the consent of the other party which is made by the assigning party without the other party’s prior written consent shall be null and void.

(b) No change in, addition to or waiver of any of the provisions of this Agreement shall be binding upon either party unless in writing signed by an authorized representative of such party. No waiver by either party of any breach by the other party of any of the provisions of this Agreement shall be construed as a waiver of that or any other provision on any other occasion.

(c) It is expressly acknowledged and agreed that the obligations of the Trust hereunder shall not be binding upon any of the shareholders, Trustees, officers, employees or agents of the Trust, personally, but shall bind only the trust property of the Trust, as provided in its Agreement and Declaration of Trust, as amended. The execution and delivery of this Agreement have been authorized by the Trustees of the Trust and signed by an officer of the Trust, acting as such, and neither such authorization by such Trustees nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the trust property of the Trust as provided in its Agreement and Declaration of Trust.

(d) This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of Delaware, without regard to its conflict of law provisions.

(e) In any event any one or more of the provisions of this Agreement shall be determined by a court of competent jurisdiction to be invalid, illegal or unenforceable, the remaining provisions of this Agreement shall remain in effect and the Agreement shall be read as though the offending provision had not been written or as the provision shall be determined by such court to be read.

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IN WITNESS WHEREOF, the Adviser and Licensee have caused this Agreement to be duly executed on their behalf in the manner legally binding upon them.

GRAYSCALE ADVISORS, LLC

By:	/s/ Hugh Ross
	Name:	Hugh Ross
	Title:	Chief Operating Officer

GRAYSCALE FUNDS TRUST,
on behalf of the Funds listed on Exhibit A

By:	/s/ David LaValle
	Name:	David LaValle
	Title:	President & Principal Executive Officer

EXHIBIT A

Fund Name	Index Name
Grayscale Privacy ETF	Indxx Privacy Index

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